Exhibit 10.37

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of the             day of             , 2011 and shall be deemed effective as of February 9, 2011 (the “Effective Date”), by and among NewBridge Bancorp, a North Carolina corporation (the “Corporation”), NewBridge Bank, a North Carolina commercial bank (the “Bank”), and the award recipient whose signature appears below (the “Participant”).

WHEREAS, the Corporation is the holding company of the Bank, and the Bank is an Affiliate of the Corporation; and

WHEREAS, the NewBridge Bancorp Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees Plan has been approved by the Corporation’s Board of Directors and by its shareholders, and has been thereafter amended from time to time (the “Plan”); and

WHEREAS, Participant is an employee of the Bank, and the Boards of Directors of the Corporation and the Bank, and the Compensation Committee of those Boards (“Committee”), have determined that it is desirable and in the best interests of the Corporation and the Bank to make an award (the “Award”) to Participant of conditional rights to receive shares of the common stock of the Corporation (“Common Stock”) as permitted under the Plan, subject to certain restrictions as specified below.

NOW, THEREFORE, the Parties agree as follows:

Section 1. Date of Award. The date of the making the Award under this Agreement shall be deemed to be the Effective Date.

Section 2. Award of Restricted Stock Units. Each conditional right to a share of Common Stock awarded hereby shall be referred to as a restricted stock unit (“Restricted Stock

Unit”). Participant is awarded that number of Restricted Stock Units set forth on Annex A attached hereto. Each Restricted Stock Unit entitles Participant, upon vesting requirements set forth in Annex A attached hereto and the Plan being satisfied, to receive one (1) share of Common Stock at no purchase price per share, subject to any restrictions on transfer set forth in Annex B attached hereto. The Restricted Stock Units shall be delivered in the form of shares of Common Stock ( “Plan Shares”) at such time as they are vested herein or at such later time as they are Fully Vested (as defined herein).

Section 3. Representations, Warranties and Transfer Restrictions.

(a) Representations and Warranties. Participant makes and agrees to the representations and warranties set forth in Annex C attached hereto.

(b) Restrictions. The Committee may cause a legend to be placed on any certificate representing any of the Plan Shares to make appropriate reference to transfer restrictions established by the Committee or may cause such restrictions to be recorded on the book entry in the Corporation’s share registry with respect to such Plan Shares if issued in uncertificated form. Additionally, Participant agrees that the Plan Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or quoted and any other applicable federal or state securities laws, rules or regulations, and the Committee may cause a legend or legends to be placed on any certificate representing any of the Plan Shares to make appropriate reference to such restrictions or may cause restrictions to be recorded on the book entry in the Corporation’s stock registry with respect to such Plan Shares if issued in uncertificated form.

(c) Other Transfer Restrictions. No Restricted Stock Unit granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Participant.

Section 4. Forfeiture. Except as otherwise provided in Annex A, if Participant’s employment by the Bank terminates during the Vesting Period applicable to a Restricted Stock Unit as specified on Annex A, Participant shall forfeit such Restricted Stock Unit.

Section 5. Vesting of Restricted Stock Units and Delivery of Plan Shares.

(a) Vesting. Each Restricted Stock Unit shall vest and become nonforfeitable as provided in Annex A. Participant must be employed by the Bank or an Affiliate thereof at all times during, and through the final day of, the applicable Vesting Period of such Restricted Stock Unit. However, all unvested Restricted Stock Units shall become vested and nonforfeitable upon a Change in Control as set forth in the Plan.

(b) Delivery of Plan Shares to Participant. After the date on which a Restricted Stock Unit has become vested as provided in this Agreement and in the Plan and after any later date that such Restricted Stock Unit becomes Fully Vested, the Committee shall instruct the Corporation to cause to be issued to Participant all Plan Shares derived from such Restricted Stock Unit, free from any restrictions other than such restrictions as may be imposed pursuant to Section 3, but subject to the provisions of Annex D attached hereto. The delivery of the Plan Shares shall be accomplished on or before the 30th day following the expiration of the applicable Vesting Period or such later date as the applicable Restricted Stock Unit is Fully Vested, and shall be in uncertificated form effected through appropriate notation and book entry recordation in the Corporation’s stock registry unless, in its discretion, the Committee elects to cause such Plan Shares to be issued in certificated form.

(c) Plan Shares Relating To Forfeited Restricted Stock Units. If any Restricted Stock Unit is forfeited pursuant to this Agreement and the Plan, the Plan Share relating to the forfeited Restricted Stock Unit shall thereafter be available for award as provided in the Plan and shall cease to be subject to this Agreement.

Section 6. Rights of Holders of Restricted Stock Units.

(a) No Shareholder Rights. As a holder of Restricted Stock Units, Participant shall have no rights as a shareholder of the Corporation. Until vested or any later date on which they become Fully Vested, Restricted Stock Units represent an unfunded, unsecured and contingent obligation of the Corporation to issue the applicable Plan Shares.

Section 7. Effect of Award on Status of Participant. The Award made to Participant under this Agreement does not confer on Participant any right to continued employment with the Bank, the Corporation or any Affiliate of either.

Section 8. Impact of Award on Other Benefits of Participant. Neither the contingent value of the Restricted Stock Units nor the value of any Plan Shares issued to Participant under this Agreement shall be includable as compensation or earnings for purposes of any other benefit plan offered by the Bank, the Corporation or any Affiliate of either, except to the extent of any qualified employee benefit plan which specifically provides that any such value shall be included as compensation or earnings for purposes of such plan.

Section 9. Taxes and Tax Withholding. Upon the distribution of the applicable Plan Shares to Participant, at the election of the Corporation, Participant shall either (a) sell to the Corporation a number of the Plan Shares that would otherwise be distributed to Participant as would have a fair market value equal to the then existing minimum withholding requirement for all federal, state and local income, excise and employment taxes payable by the Corporation or the Bank on account of such vesting and distribution (the “Tax Amount”) or (b) pay the Tax Amount in cash to the Bank.

Section 10. Adjustments. In the event of any change (such as a reorganization, merger or other change) in the character of the Common Stock or the issuance of shares of Common Stock by the Corporation pursuant to a stock split, stock dividend, recapitalization or other transaction pursuant to which the Corporation issues additional shares of Common Stock to, or reduces the number of shares of Common Stock held by, its shareholders, then the number of Plan Shares issuable upon the vesting of a Restricted Stock Unit, or any later date the applicable Restricted Stock Unit is Fully Vested, shall be the same as if Participant had held the number of Plan Shares acquirable under such Restricted Stock Unit prior to such change or issuance and had participated therein on the same basis of other shareholders of Common Stock. By way of clarification and not limitation, it is not intended that a merger, share exchange or other transaction through which the Corporation or the Bank acquires another entity or the assets of another entity through the use of Common Stock as consideration, a Common Stock offering by the Corporation, or the issuance of Common Stock by the Corporation through a dividend reinvestment or stock purchase plan shall be deemed to require any such adjustment.

Section 11. Notices. Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if (a) hand delivered, (b) if deposited in the United States mail by certified mail, return receipt requested, properly addressed and postage prepaid, or (c) sent next day delivery by a nationally recognized overnight courier service, all charges prepaid, if to the Corporation, the Bank or the Committee at NewBridge Bancorp, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27419, Attn: President and Chief Executive Officer; and, if to Participant, at his or her last address appearing on the employment records of the Bank. The

Corporation, the Bank, the Committee and Participant may change its, his or her address herein by giving written notice of such change as provided herein. Any notice or other communication hereunder shall be deemed to have been given: (i) if hand delivered, on the date of such delivery; (ii) if sent by United States certified mail, on the third (3rd) business day following the date deposited with the United States Postal Service, or (iii) if sent by overnight courier, on the next business day following the date of timely delivery to such courier.

Section 12. Construction Controlled by Plan. The Plan, a copy of which is attached hereto as Annex E, is incorporated herein by reference. This Award of Restricted Stock Units shall be subject to the terms and conditions of the Plan, and Participant hereby assumes and agrees to comply with all of the obligations imposed upon Participant in the Plan. This Agreement shall be construed so as to be consistent with the Plan. The provisions of the Plan shall be deemed to be controlling in the event that any provision hereof should appear to be inconsistent therewith. Capitalized terms used but not defined herein or in the Annexes hereto shall have the meanings ascribed to them in the Plan.

Section 13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable law, but if any provision of this Agreement is determined to be unenforceable, invalid or illegal, the validity of any other provision or part thereof shall not be affected thereby and this Agreement shall continue to be binding on the parties hereto as if such unenforceable, invalid or illegal provision or part thereof had not been included herein.

Section 14. Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

Section 15. Modification of Agreement; Waiver. Except as otherwise provided in Sections 11 and 21, this Agreement may be modified, amended, suspended or terminated, and any terms, representations or conditions may be waived, only by a written instrument signed by each of the parties hereto or their successors in interest; provided, however, that to the extent that Section 409A of the Internal Revenue Code, including guidance and regulations issued thereunder (“Section 409A”), applies to any portion of this Agreement or any Award issued hereunder, no amendment, suspension or termination shall be effectuated unless it complies with the requirements of Section 409A. The failure of Participant or the Corporation and the Bank to insist upon strict compliance with any provision of this Agreement or to assert any right he or she or the Corporation and the Bank may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

Section 16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, personal representatives, executors, administrators, successors and assigns.

Section 17. Miscellaneous. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Greensboro, North Carolina, in accordance with the Commercial Rules of the American Arbitration Association then in force and North Carolina law. The arbitration decision or award shall be final and binding upon the parties. The arbitration shall be in writing and shall set forth the basis therefor. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall bear its own costs with respect to such arbitration, including reasonable attorneys’ fees; provided, however, that: (i) the fees of the American Arbitration Association shall be borne equally by the parties; and (ii) if the arbitration is resolved wholly in Participant’s favor, his or her costs of arbitration (including his or her reasonable attorneys’ fees) shall be paid by the Corporation.

Section 18. Entire Agreement. This Agreement (and Annexes) and the Plan constitute and embody the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.

Section 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 20. Further Assurances. The parties agree to execute any further instrument and to take such action as may be reasonable necessary to carry out the intent of this Agreement.

Section 21. Section 409A Exemption. It is intended that the Plan, this Agreement, the Restricted Stock Units and the Plan Shares issued hereunder fall within the short-term deferral exemption provided by Section 409A such that the Restricted Stock Units and Plan Shares fall outside the scope of Section 409A and are not required to comply with the Section 409A requirements. The Plan, this Agreement, the Restricted Stock Units and the Plan Shares will be administered and interpreted in a manner consistent with the intent set forth in this Section 21. The Corporation and the Bank reserve the right to amend the Plan and/or this Agreement, without Participant’s consent, to the extent the Committee reasonably determines from time to time that such amendment is necessary in order to achieve the purposes of this Section. Notwithstanding the foregoing, neither the Corporation nor the Bank make any representations or warranties as to the treatment of the Restricted Stock Units or the Plan Shares, or any settlement thereof, under Section 409A.

IN WITNESS WHEREOF, each of the Corporation and the Bank have caused this Agreement to be executed in its corporate name by its President and Chief Executive Officer, or one of its Executive Vice Presidents, and attested by its Secretary or one of its Assistant Secretaries, all by authority of its Board of Directors first duly given, and Participant has executed this Agreement, in each case as of the day and year first above written.

NEWBRIDGE BANCORP

By:

ATTEST:

By:

Secretary

NEWBRIDGE BANK

By:

ATTEST:

By:

Secretary

[Corporate Seal]

PARTICIPANT

(SEAL)

ANNEX A

NUMBER OF RESTRICTED STOCK UNITS; VESTING

1. Number.

Participant is awarded             (            ) Restricted Stock Units.

2. Defined Terms:

(i)	“Committee” shall mean the Compensation Committee of the Boards of Directors of the Corporation and the Bank.

(ii)	“Fully Vested” shall mean the following:

(A)	twenty-five percent (25%) of the Restricted Stock Units otherwise vested in Participant as provided herein shall become distributable in Plan Shares upon the Corporation’s repayment of twenty-five percent (25%) of the TARP Funds;

(B)	an additional twenty-five percent (25%) of the Restricted Stock Units otherwise vested in Participant as provided herein shall become distributable in Plan Shares upon the Corporation’s repayment of fifty percent (50%) of the TARP Funds;

(C)	an additional twenty-five percent (25%) of the Restricted Stock Units otherwise vested in Participant as provided herein shall become distributable in Plan Shares upon the Corporation’s repayment of seventy-five percent (75%) of the TARP Funds;

(D)	the remainder of the Restricted Stock Units otherwise vested in a Participant as provided herein shall become distributable in Plan Shares upon the Corporation’s repayment of one hundred percent (100%) of the TARP Funds.

(iii)	“Vesting Period” has the meaning set forth in Section 3 below.

3. Vesting. The Restricted Stock Units awarded herein shall vest, if at all, as provided below:

(a) Fifty percent (50%) of the Restricted Stock Units shall vest at 12:00:01 o’clock, a.m., on January 1, 2013;

(b) Twenty-five percent (25%) of the Restricted Stock Units shall vest at 12:00:01 o’clock, a.m., on January 1, 2014; and

(c) Twenty-five percent (25%) of the Restricted Stock Units shall vest at 12:00:01 o’clock, a.m., on January 1, 2015.

Each calendar year ending at midnight immediately preceding the date and time set forth above is the “Vesting Period” for the applicable Restricted Stock Units. Notwithstanding the foregoing, should Participant die or become disabled (as defined in the Plan) on or after January 1, 2012 and before January 1, 2013, Participant shall be deemed to have been vested in twenty-five percent (25%) of the Restricted Stock Units as of 12:00:01, a.m., on January 1, 2012.

4. Adjustments. For good cause, determined in its discretion, the Committee may adjust any calculation described in this Annex B to address changes in relevant laws or regulations.

ANNEX B

RESTRICTIONS

None.

ANNEX C

REPRESENTATIONS AND WARRANTIES

Participant represents to the Corporation that:

(a) Participant has received a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby acknowledges that the Restricted Stock Units, and all Plan Shares issuable therefrom, are subject to all of the terms and provisions of the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

(b) Participant has received a copy of the Prospectus relating to the Plan.

(c) Participant represents that the awarding of Restricted Stock Units to, and the receipt of the Plan Shares by, Participant will not result in the violation by Participant of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which Participant is bound, including, without limitation, United States laws and other laws that may be applicable to Participant and will not conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a material default under, any material lease, loan agreement, mortgage, security agreement, domestic relations, trust indenture or other agreement or instrument to which Participant is a party or by which Participant is bound or to which Participant’s material properties or assets is subject, nor result in the creation or imposition of any lien upon any of the material properties or assets of Participant.

(d) Participant acknowledges and agrees that this Agreement is not a contract of employment and that nothing in this Agreement shall confer upon Participant any right with respect to continuation of service to or employment by the Corporation, the Bank or any Affiliate thereof.

(e) Participant acknowledges and agrees that the vesting of Restricted Stock Units and issuance of Plan Shares pursuant to this Agreement is earned only through Participant’s continued employment with the Bank or an Affiliate thereof throughout all Vesting Periods and not through the grant of the Restricted Stock Units hereunder.

(f) Participant warrants that he or she will hold the Corporation, the Bank, their Affiliates and their respective directors, officers, agents and controlling persons and their respective heirs, representatives, successors and assigns harmless, and will indemnify them from and against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by Participant contained herein.

(g) Participant hereby accepts this Agreement subject to all of the terms and provisions hereof. Participant has reviewed this Agreement and all Annexes hereto in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Agreement and all Annexes hereto.

(h) Participant acknowledges that the Corporation and the Bank are entitled to rely on the representations made above.

ANNEX D

CLAWBACK

The parties acknowledge and agree that (a) The Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the rules, regulations or other authoritative pronouncements of the Department of the Treasury of the United States (“UST”), and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and rules or regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder are or may be applicable to the Restricted Stock Units awarded herein. The parties acknowledge and agree that the Restricted Stock Units awarded herein are not intended to constitute incentive compensation for purposes of Section 954 of the Dodd-Frank Act. The parties agree, however, that in the event that the “clawback” provisions of any of the foregoing statutes or the rules, regulations or authoritative pronouncements of the UST or the SEC now existing or hereafter issued are deemed to be applicable to this Agreement, the Restricted Stock Units and/or the Plan Shares, the Committee may amend this Annex D to include appropriate “clawback” rights and obligations, and the Corporation, the Bank and Participant shall thereupon become bound thereby.

ANNEX E

PLAN

See Attached.